UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): April 15, 2011

NEW DRAGON ASIA CORP.
(Exact name of registrant as specified in charter)

Florida	001-15046	88-0404114
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10 Huangcheng Road (N), Longkou, Shandong Province, PRC

(Address Of Principal Executive Offices) (Zip Code)

(86 535) 8951-567

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2011, the registrant received notification from Ms. Ling Wang that effective immediately, she resigned from her position as Chief Financial Officer of New Dragon Asia Corp. (the “Company”) due to health reasons.  There were no disagreements between Ms. Wang and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in her resignation.

Effective April 18, 2011, the Board of Directors of the Company appointed Mr. Qi Xue, age 58, as Chief Financial Officer of the Company and accepted his resignation as a director of the Company.  Prior to his appointment as Chief Financial Officer of the Company, Mr. Xue served as an independent non-executive director of the Company since March 2003.  Mr. Xue was also a member of the audit committee.  He graduated in 1987 from The Official Institute of Beijing Chemical Industry Management with a diploma of higher education specializing in industrial accounting. He is an associate member of The Chinese Institute of Certified Public Accountants.

Mr. Xue has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Xue had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW DRAGON ASIA CORP.

By:	/s/ Li Xia Wang
Name:	Li Xia Wang
Title:	Chief Executive Officer

Dated: April 19, 2011